Exhibit 99.1
Tronox Limited Declares Quarterly Dividend

STAMFORD, Conn., August 15, 2018 -- Tronox Limited (NYSE:TROX) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.045 per share payable on September 7, 2018 to shareholders of record of the Company’s Class A and Class B ordinary shares at the close of business on August 27, 2018.

About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The Company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

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